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                                                                      EXHIBIT 5

                           ROBERT A. FORRESTER, ESQ.
                     1215 EXECUTIVE DRIVE WEST, SUITE 102
                             RICHARDSON, TX 75081
                                (972) 437-9898

June 24, 1998

Transnational Financial Corporation
301 Junipero Serra Blvd., Ste 270
San Francisco, CA 94127

Gentlemen:

  I have acted as counsel to Transnational Financial Corporation, a California corporation (the "Corporation"), in connection with the offering of 1,200,000 shares of the Corporation's Common Stock, without par value (the "Common Stock"). Another 180,000 shares of Common Stock will be offered by the Kristul Family LLC in the event the Underwriters' over allotment is exercised. In addition, the Representative is purchasing a warrant to acquire up to shares of Common Stock at an exercise price of 120% of the price of the shares of Common Stock (the "Underwriters' Warrants").

  I have participated in the preparation of the Registration Statement on Form SB-2 covering the offering of Common Stock (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 462(b) on June 24, 1998, which incorporated by reference the Registration Statement on Form SB-2 (No. 333-50657) filed with the Commission on June 8, 1998 and declared effective by the Commission on June 23, 1998 , in connection with which this opinion is rendered. As to various questions of fact material to my opinion, I have examined such certificates of corporate or public officials, corporate documents and records and other certificates, opinions and instruments and have made such other investigations as I have deemed necessary in connection with the opinions hereinafter set forth.

  Based upon the foregoing and upon such investigation as I have deemed necessary, I give you my opinion as follows:

  1. The Corporation is duly organized and validly existing under the laws of the State of California.

  2. The Corporation has 10,000,000 authorized shares of Common Stock of which 2,500,000 are outstanding. Said 2,500,000 of Common Stock have been duly authorized and validly issued, are fully paid and nonassessable.

  3. The Common Stock, the Representative's Warrants, and the Common Stock to be issued upon exercise of the Representative's Warrants have been issued and sold upon the terms and conditions set forth in the Registration Statement, then the Common Stock, the Representative's Warrants, and the Common Stock to be issued upon exercise of the Representative's Warrants will be validly authorized and legally issued, fully paid and nonassessable.

  I hereby consent (1) to be named in the Registration Statement, and in the prospectus which constitutes a part thereof, as the attorney who will pass upon legal matters in connection with the sale of the Common Stock, and (2) the filing of this opinion as Exhibit 5 to the Registration Statement.

                                          Very truly yours,

                                          /s/ Robert A. Forrester

                                          Robert A. Forrester, Esq.